Exhibit 99.1

OSI SYSTEMS AWARDED $102 MILLION CONTRACT FROM U.S. DEPARTMENT OF DEFENSE FOR CARGO AND VEHICLE INSPECTION SYSTEMS

HAWTHORNE, CA. — June 23, 2014 — OSI Systems, Inc. (NASDAQ: OSIS) today announced that its Security division, Rapiscan Systems, has received a Foreign Military Sales (FMS) contract from the U.S. Department of Defense valued at approximately $102 million to supply multiple units of its cargo and vehicle inspection systems and related training, spare parts, service and logistics support for Iraq.

About OSI Systems, Inc.

OSI Systems, Inc. is a vertically integrated designer and manufacturer of specialized electronic systems and components for critical applications in the homeland security, healthcare, defense and aerospace industries. We combine more than 30 years of electronics engineering and manufacturing experience with offices and production facilities in more than a dozen countries to implement a strategy of expansion into selective end product markets. For more information on OSI Systems Inc. or any of its subsidiary companies, visit www.osi-systems.com. News Filter: OSIS-G

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements relate to the Company’s current expectations, beliefs, projections and similar expressions concerning matters that are not historical facts and are not guarantees of future performance.  Forward-looking statements involve uncertainties, risks, assumptions and contingencies, many of which are outside the Company’s control that may cause actual results to differ materially from those described in or implied by any forward-looking statements.  All forward-looking statements are based on currently available information and speak only as of the date on which they are made.  The Company assumes no obligation to update any forward-looking statement made in this press release that becomes untrue because of subsequent events, new information or otherwise, except to the extent it is required to do so in connection with its ongoing requirements under Federal securities laws.  For a further discussion of these and other factors that could cause the Company’s future results to differ materially from any forward-looking statements, see the section entitled “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended June 30, 2013 and other risks described in documents filed by the Company from time to time with the Securities and Exchange Commission.

OSI Systems Inc.

Ajay Vashishat

Vice President, Business Development

310-349-2237

avashishat@osi-systems.com

SOURCE: OSI Systems, Inc.